    News Release (NYSE:RPT)

RPT REALTY
ANNOUNCES BINDING COMMITMENTS FOR A $660 MILLION UNSECURED CREDIT FACILITY

NEW YORK, October 30, 2019 - RPT Realty (NYSE:RPT) (the "Company") announced today that subsequent to the quarter ended September 30, 2019, the Company received binding commitments for a $660 million amended and restated unsecured credit facility, an increase of $100 million over the Company’s existing unsecured credit facilities. In anticipation of the new credit facility, in August, the Company entered into forward interest rate swap agreements with a total notional amount of $150 million with expirations between 2025 and 2027 and a weighted average fixed interest rate of 1.37% before consideration of any applicable margin.

Amended and Restated Credit Facility
The amended and restated unsecured credit facility (the “Facility”) the Company expects to enter into is comprised of a $350 million revolving line of credit and $310 million of unsecured term loans. The Company expects to sign and close on the Facility in November 2019, subject to the satisfaction of certain conditions. The Facility will include an accordion feature that allows the Company to increase the total potential capacity up to $1.0 billion, subject to certain conditions. The Facility will be amended and restated as follows:

$350 Million Unsecured Revolving Line of Credit
•Extend the maturity date including two six-month extension options to November 2024 from September 2021.
•Set pricing, which would be LIBOR plus 110 basis points based on the Company’s leverage ratio, a 25 basis point improvement from the current rate under the existing revolving credit facility.
•Set facility fee, which would be 15 basis points based on the Company’s leverage ratio.

$150 Million of Unsecured Term Loans
•Enter into new term loans for $50 million (Term Loan Due February 2025) and $100 million (Term Loan Due February 2027).
•Set pricing for Term Loan Due February 2025, which would be LIBOR plus 120 basis points based on the Company’s leverage ratio.
•Set pricing for Term Loan Due February 2027, which would be LIBOR plus 160 basis points based on the Company’s leverage ratio.
•The Company plans to use the proceeds to repay two term loans totaling $150 million with maturities in 2020 and 2021. The Company does not expect to incur prepayment penalties in connection with these debt repayments.

$100 Million of Unsecured Term Loans
•Enter into new term loans for $50 million (Term Loan Due November 2024) and $50 million (Term Loan Due November 2026).
•Set pricing for the Term Loan Due November 2024, which would be LIBOR plus 120 basis points based on the Company’s leverage ratio.
•Set pricing for the Term Loan Due November 2026, which would be LIBOR plus 160 basis points based on the Company’s leverage ratio.
•The Company plans to use the proceeds to repay debt with maturities between 2020 and 2026.

$60 Million Unsecured Term Loan
•Retained the maturity date of March 2023.
•Set pricing, which would be LIBOR plus 120 basis points based on the Company’s leverage ratio, a 45 basis point improvement from the current rate under the Company’s existing term loan.

KeyBanc Capital Markets Inc., BMO Harris Bank, and Capital One, National Association are serving as co-lead arrangers for the Facility with KeyBank National Association serving as administrative agent and BMO Harris Bank and Capital One, National Association serving as syndication agents. Branch Banking and Trust Company is serving as documentation agent.

Forward Interest Rate Swaps
During the quarter ended September 30, 2019, the Company entered into forward interest rate swap agreements with a total notional amount of $150 million, of which $50 million will mature in January 2025 and $100 million will mature in January 2027. These forward interest rate swaps effectively fix the LIBOR component at a weighted average interest rate of 1.37% before consideration of any applicable margin and will commence once the Company’s existing interest rate swaps mature. The existing interest rate swaps have a weighted average fixed interest rate of 1.59% with a total notional amount of $150 million, of which $75 million will mature in May 2020 and $75 million will mature in May 2021.

About RPT Realty
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's locally-curated consumer experiences reflect the lifestyles of its diverse neighborhoods and match the modern expectations of its retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange under the ticker symbol RPT. As of September 30, 2019, the Company's portfolio consisted of 48 shopping centers representing 11.8 million square feet. As of September 30, 2019, the Company’s portfolio was 94.7% leased. For additional information about the Company please visit rptrealty.com.

This press release contains forward-looking statements that represent the Company’s expectations and projections for the future. Management of the Company believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including that the conditions to execution and closing of the Facility may not be met, deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date hereof and the Company expressly disclaims any obligation to update any forward-looking statements.

Company Contact:
Vin Chao, Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752